EXHIBIT 10.2

AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) to Amended and Restated Employment Agreement is entered into as of July 23, 2014 between Signal Genetics, Inc., a Delaware corporation (the “Company”), and Samuel D. Riccitelli (the “Executive”).

WHEREAS, the Company and the Executive previously entered into that certain Amended and Restated Employment Agreement, dated as of June 17, 2014 (the “Agreement”) (capitalized terms not otherwise defined in this Amendment have the meanings set forth in the Agreement); and

WHEREAS, the Parties desire to amend the Agreement to clarify certain legal compliance provisions under Section 409A of the Internal Revenue Code of 1986 (the “Code”);

NOW, THEREFORE, in consideration of the above recitals and the mutual premises contained in this Amendment, the Parties amend the Agreement as follows:

1.	A new Section 4.15 is hereby added to the Agreement to read as follows.

4.15	Section 409A of the Code.

(a)
It is intended that the provisions of this Agreement qualify for exemption from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder as in effect from time to time (collectively, hereinafter, “Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with such intent.  For purposes of Section 409A, each payment made pursuant to this Agreement will be deemed to be a “separate payment” as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

(b)
Neither Executive nor any of Executive’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with the Company or any of its affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Employer Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Executive or for Executive’s benefit under any Employer Plan may not be reduced by, or offset against, any amount owing by Executive to the Company or any of its affiliates.

(c)
To the extent required by Section 409A, any payment or benefit that would be considered deferred compensation subject to, and not exempt from, Section 409A, payable or provided upon a termination of Executive’s employment, shall only be paid or provided to Executive upon his “separation from service” (within the meaning of Section 409A) and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean “separation from service”.  If, at the time of Executive’s “separation from service” (within the meaning of Section 409A), (i) Executive is a “specified employee” (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable under this Agreement or under any Employer Plans constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid any accelerated or additional taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise-scheduled payment date, but shall instead accumulate such amount and pay it, without interest, on the first business day after such six-month period (or, if earlier, upon the Executive’s death).

(d)
Except as specifically permitted by Section 409A or as otherwise specifically set forth in this Agreement, the reimbursements and in-kind benefits provided to Executive under this Agreement and any Employer Plan during any calendar year shall not affect the reimbursements or in-kind benefits to be provided to Executive under the relevant section of this Agreement or any Employer Plan in any other calendar year, and the right to such reimbursements and in-kind benefits cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto. Further, in the case of reimbursement payments, such payments shall be made to Executive on or before the last day of the calendar year following the calendar year in which the underlying fee, cost or expense is incurred.

(e)
Notwithstanding any provision of this Agreement or any Employer Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to any Employer Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, except as specifically provided in this Agreement, Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Executive or for his account in connection with any Employer Plan or this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its subsidiaries and affiliates shall have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes or penalties.  The Company makes no representations concerning the tax consequences of Executive’s participation in the Employer Plans or this Agreement under Section 409A of the Code or any other Federal, state or local tax law.  Executive’s tax consequences shall depend, in part, upon the application of relevant tax law, including Section 409A, to the relevant facts and circumstances.

2.   Except as specifically modified herein, the Agreement shall remain in full force and effect.  The Agreement, as modified by this Amendment, contains the entire agreement and understanding among and between the Parties with respect to the subject matter hereof, and supersedes any prior agreement and understanding among them with respect to the subject matter of this Agreement.

3.   This Amendment may be executed in any number of counterparts, including facsimile or an e-mail of a PDF file containing a copy of the signature page of the person executing this document, each of which shall be an original, but all of which together shall constitute one in the same instrument.

* * * * *

IN WITNESS WHEREOF, the Parties have executed this Amendment effective as of the date first written above.

EXECUTIVE:	EMPLOYER:

Samuel D. Riccitelli	Signal Genetics, Inc.

/s/ Samuel D. Riccitelli	By:	/s/ Bennett S. LeBow
	Name:	Bennett S. LeBow
July 22, 2014	Title:	Chairman of the Board of Directors
Date
7/23/14
Date